CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024	$250,000,000	$31,125.00
(1) Excludes accrued interest.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 13	Filed Pursuant to Rule 424(b)(3)
Dated March 12, 2018 to	Registration No. 333-217029
PROSPECTUS SUPPLEMENT
Dated May 8, 2017 and
PROSPECTUS
Dated March 30, 2017
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.250% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date/Pricing Effective Time:	March 12, 2018
Settlement Date (Original Issue Date):
March 15, 2018, which is the third business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof will be required, because the Medium-Term Notes will not initially settle in T+2, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 1, 2024
Principal Amount:
$250,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on December 1, 2014 and the $125,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on March 5, 2015. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, 3.250% Notes Due 2024 will be $625,000,000.

Price to Public (Issue Price):	99.014%, plus accrued interest
Dealers' Commission:	0.375% (37.5 basis points) of the principal amount
Accrued Interest	$2,347,222, in aggregate
All-in-price:	98.639%, plus accrued interest
Net Proceeds to Issuer:	$246,597,500, plus accrued interest
Coupon:	3.250%
Yield to Maturity:	3.415%
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of June and December of each year, ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.34%)
J.P. Morgan Securities LLC (23.33%)
SG Americas Securities, LLC (23.33%)
Co-Managers:	ANZ Securities, Inc. (2.00%)
BNP Paribas Securities Corp. (2.00%)
Commerz Markets LLC (2.00%)
Deutsche Bank Securities Inc. (2.00%)
HSBC Securities (USA) Inc. (2.00%)
ING Financial Markets LLC (2.00%)
Lloyds Securities Inc. (2.00%)
Loop Capital Markets LLC (2.00%)
KBC Securities USA LLC (2.00%)
Mizuho Securities USA LLC (2.00%)
RBC Capital Markets, LLC (2.00%)
Standard Chartered Bank (2.00%)
TD Securities (USA) LLC (2.00%)
U.S. Bancorp Investments, Inc. (2.00%)
Westpac Capital Markets, LLC (2.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	SG Americas Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6G1
Other Terms:
Supplemental United States Federal Income Tax Considerations
Qualified Reopening and Issue Price of the Notes
It is expected that the notes offered hereby will be treated as a part of the same issue of the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 (the "existing notes") pursuant to a "qualified reopening" for U.S. federal income tax purposes. Therefore, it is expected that the notes offered hereby will be treated as having the same issue date and the same issue price as the existing notes. The existing notes were issued at no more than a de minimis discount from their stated principal amount. As a result, the existing notes were issued without original issue discount ("OID") and, therefore, it is expected that the notes offered hereby also will be issued without OID.
Pre-Issuance Accrued Interest on the Notes
It is expected that a portion of the purchase price of the notes offered hereby will be attributable to the amount of stated interest accrued prior to the original issue date ("pre-issuance accrued interest"). Consequently, the notes offered hereby should be treated as having been issued for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first interest payment on the notes received by a U.S. holder after the offering equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable as interest on the notes. Your tax basis in a note should exclude an amount equal to the pre-issuance accrued interest.
Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors. Neither the Issuer nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

1